EXHIBIT 99.2

Allied Capital Comments on Recent Events

February 6, 2007 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced today that, in late December 2006, it received a subpoena from the United States Attorney’s Office for the District of Columbia requesting, among other things, the production of records regarding the use of private investigators by Allied Capital or its agents. The Board established a committee, which was advised by its own counsel, to review the following matter.

In the course of gathering documents responsive to the subpoena, Allied Capital has become aware that an agent of the Company obtained what were represented to be telephone records of David Einhorn and which purport to be records of calls from Greenlight Capital during a period of time in 2005.

Also, while Allied Capital was gathering documents responsive to the subpoena, allegations were made that Allied Capital management had authorized the acquisition of these records and that management was subsequently advised that these records had been obtained. The management of Allied Capital states that these allegations are not true.

Allied Capital is cooperating fully with the inquiry by the United States Attorney’s office and will have no further comment concerning this matter until that inquiry has been concluded.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $12 billion and employ more than 85,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.

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